Exhibit 10.1

March 20, 2017

Amar Patel
9222 Moss Haven Drive
Dallas, TX 75231

Dear Amar:

Welcome to Nationstar Mortgage, LLC! We look forward to you joining our team. This letter will confirm our offer and your acceptance to join our team as Interim CFO, reporting to Jay Bray, CEO. The details of our offer are outlined below:

Annual Base Salary:	You will be paid a bi-weekly salary of $14,423.07 which is equivalent to $375,000 on an annualized basis.

Bonus Opportunity:
You will be eligible to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will be 400% of your annual base salary or $1.5M. Your target bonus will be 60% of your maximum bonus opportunity or $900,000. Your bonus will be based on achieving Company, business unit and individual performance goals established by your management. In addition, you must be actively employed by Nationstar on the day the bonus is paid to receive an award.

Long Term Incentive Opportunity:
Contingent upon continued employment, you will be eligible for an annual equity award comparable to the awards granted to similarly situated executives. The grants are usually made in March and typically vest equally over three years. All awards must be approved by the Compensation Committee of the Board of Directors.

Sign-On Equity:
You will receive a one-time sign-on equity award of Nationstar Mortgage Holdings Inc. valued at $500,000. The award will be granted on the first day of the month following your start date and will vest equally over three years. The award is subject to the approval of the Compensation Committee of the Board of Directors.

Non-solicit:
You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Nationstar for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Nationstar or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Nationstar or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Nationstar or any of their successors, assigns, subsidiaries or affiliates, for any other reason.

Employment at will:
Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and Nationstar the right to terminate the relationship at any time for no reason or any reason.

Anticipated Start Date:	March 20, 2017

At Nationstar Mortgage, we believe our employees are our most important assets.  As such, we will commit to providing you with an environment which provides you with an opportunity to become involved, to apply your skills and talents, and to make a difference.

Should you accept employment with Nationstar, you will be eligible for a maximum of 25 vacation days annually, earned and accrued on a per pay-period basis. On the first day of the month following your first day of employment, you will be eligible to participate in a variety of health and welfare plans including medical, dental, life, disability, sick leave, vacation, and paid holidays. You will also be eligible to participate in the Nationstar 401(k) retirement plan. More information about these benefits will be provided to you during New Hire Orientation.

If you have or had any agreement or contract with any previous employer or any other entity that would restrict or impair your ability to work for Nationstar, call upon its customers, or prospective customers, or assist Nationstar in recruiting employees, you must immediately notify us. Also, please be advised that Nationstar prohibits all employees from using trade secrets or other confidential information (verbal, written, electronics or otherwise) they may have acquired from any prior employer. Nationstar also prohibits employees from bringing any former employer’s confidential information on to Nationstar’s property, including its computer systems, databases, and company-owned or paid-for equipment. If you have any proprietary or confidential information of any prior employer, you are required to retain the same. However, you are not to use that information in any way in your job at Nationstar.
This offer is contingent upon the following:

•	Proof of eligibility and employment authorization in accordance with governmental (I-9) requirements,

•	Obtaining satisfactory criminal, employment, and education background checks,

•	Completing all new hire paperwork, which you will receive in the days after you sign and date this letter.

Amar, we look forward to you playing a vital role at Nationstar. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Tran Taylor

Tran Taylor
Chief Human Resources Officer

I, Amar Patel, accept and agree to all the terms and conditions contained in this offer letter.

/s/ Amar Patel        March 20, 2017
(Signature)    Date

I understand and agree that if I am hired by Nationstar Mortgage or any affiliate of Nationstar Mortgage that my employment relationship with Nationstar Mortgage or any affiliate of Nationstar Mortgage to whom I may hereafter be assigned, will be as an “employee at-will.”  Nationstar Mortgage retains the right to terminate my employment relationship at any time with or without cause, without notice, and without incurring any liability to me.  I further understand and agree that any agreement providing for a term of employment or any agreement restricting or limiting the right of Nationstar Mortgage or any affiliate to terminate my employment relationship for just cause is not binding, unless such an agreement is made in writing and signed by the CEO of Nationstar Mortgage and me. This offer is contingent upon successful completion of a background investigation.